Exhibit 10.1

GENERAL RELEASE AND SEPARATION AGREEMENT

This General Release and Separation Agreement (hereafter “Agreement”) is entered into between Wade Hampton (the “Executive”), and Accuray Incorporated (the “Company”), effective on the eighth calendar day following the Executive’s signature (the “Effective Date”), unless he revokes his acceptance in accordance with the terms of Section 6(b), below.

WHEREAS, the Executive was Senior Vice President, Worldwide Sales of the Company, pursuant to the terms of the original employment offer letter dated August 11, 2006 and as amended on October 22, 2008 (the “Employment Agreement”);

WHEREAS, the Executive resigned effective October 15, 2009; and

WHEREAS, the Company and the Executive now wish to document the termination of their employment relationship and fully and finally to resolve all matters between them;

THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, the Executive and the Company hereby agree as follows:

1.                                       Resignation of Employment.  The Executive confirms his resignation of his employment and of his position as an officer of the Company effective October 15, 2009 (the “Resignation Date”).  The parties hereby acknowledge and agree that the Executive’s resignation of employment constitutes a “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”).  As of the Resignation Date, the Employment Agreement shall automatically terminate and be of no further force and effect, and neither the Company nor the Executive shall have any further obligations thereunder, except as expressly provided herein.  Notwithstanding the foregoing, the Company shall be obligated to Executive for severance payments and continuation of benefits as contemplated by Section 7 of the Employment Agreement and as set forth in Section 3 below.

2.                                       Payment of Accrued Wages and Expenses.  The Executive acknowledges receipt, on the Resignation Date, of an amount equal to all accrued wages through the Resignation Date, including accrued, unused vacation and/or paid time off, less applicable taxes and other authorized withholding.  The Executive shall be promptly reimbursed for all expenses incurred by him on behalf of the Company, and submitted on or before November 30, 2009 for reimbursement in accordance with the Company’s expense reimbursement policies. The Executive also acknowledges receipt of his bonus for the Company’s 2009 fiscal year.

3.                                       Cash Severance Benefits and COBRA Premiums.  The Executive agrees that, except as set forth in this Agreement, he is entitled to no additional pay or benefits in conjunction with the termination of his employment.  Subject to Section 22(b) of this Agreement, thirty days following the Effective Date of this Agreement, the Company shall pay to the Executive, in a lump-sum, cash severance in the gross amount of $319,694.94 (the “Severance Payment”), which the parties acknowledge and agree represents the amount of the “Severance Payment” calculated under, and as defined in, Section 7(a) of the Employment Agreement, consisting of:

EXECUTIVE GENERAL RELEASE	ACCURAY CONFIDENTIAL
Wade Hampton – 12.3.09

1.               Six months’ base salary: ($276,000÷2) = $138,000.00

2.               Your 2010 fiscal year target annual bonus (83%×$276,000 =$229,080) pro-rated by the number of days elapsed in the current fiscal year: (107/365×$229,080) = $67,154.94

3.               50% of your 2010 fiscal year target annual bonus: ($229,080÷2) = $114,540

The Severance Payment shall be paid net of applicable taxes and other authorized withholding.  In addition, in the event that the Executive elects to continue healthcare coverage pursuant to the Consolidated Omnibus Budget and Reconciliation Act  (“COBRA”) for himself, his spouse and his children, as applicable and to the extent eligible, the Company shall pay the Executive’s COBRA premiums for the period commencing on the date on which the Executive’s Company-sponsored healthcare coverage would otherwise terminate (absent COBRA) and ending on the earlier to occur of the six (6) month anniversary of such date or the expiration of the period during which the Executive would be entitled to continuation coverage under COBRA absent this provision.

4.                                       Stock Options and Restricted Stock Units.  The Executive acknowledges that as of the Resignation Date, the Executive was vested in Stock Options and Restricted Stock Units (“RSUs”) as reflected in the report attached as Exhibit A hereto.  The Executive further acknowledges that vesting in the Stock Options and RSUs ceased on the Resignation Date, and all Stock Options and RSUs not then vested were cancelled and forfeited as of that date.  Except as specifically set forth herein, the Executive’s rights with respect to Stock Options and RSUs issued to him are governed by the Stock Option and Restricted Stock Unit Agreements entered into between the Executive and the Company, and the applicable Company equity incentive plan(s) and Notice(s) of Grant.

5.                                       Outplacement Assistance and Counsel.  The Company will pay for outplacement assistance for the Executive in an amount not to exceed $10,000 (ten thousand dollars), provided that the Executive begins such outplacement assistance on or before October 15, 2010.

The Company shall also reimburse the Executive for attorneys’ fees and costs incurred by the Executive in connection with his consultation with an attorney regarding this Agreement, to a maximum of $10,000 (ten thousand dollars).

6.                                       General Release of Claims by the Executive.

(a)                                  The Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, executives, attorneys, agents and representatives, and executive benefit plans in which the Executive is or has been a participant by virtue of his employment with the Company, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which the Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the Resignation Date, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever the Executive’s employment by the Company or the separation thereof, and any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Executive Retirement Income Security Act, the Family and Medical Leave Act, and similar state or local statutes, ordinances, and regulations, including, without limitation, the California Family Rights Act, the California Fair Employment and Housing Act and the California Labor Code.

Notwithstanding the generality of the foregoing, the Executive does not release the following claims and rights:

(i)                                     Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)                                  Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA;

(iii)                               The Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that the Executive does release his right to secure damages for any alleged discriminatory treatment;

(iv)                              The Executive’s rights under the Indemnification Agreement between Company and Executive, effective as of February 6, 2007 (the “Indemnification Agreement”), and under applicable law (including California Labor Code Section 2802), the General Corporation Law of Delaware and the Company’s D&O policy to seek indemnity for acts committed, or omissions, within the course and scope of the Executive’s employment duties; and

(v)                                 Claims for breach of this Separation Agreement.

(b)                                 In accordance with the Older Workers Benefit Protection Act of 1990, the Executive acknowledges that he is aware of the following:

(i)                                     This Section and this Agreement are written in a manner calculated to be understood by the Executive.

(ii)                                  The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which the Executive signs this Agreement.

(iii)                               This Agreement provides for consideration in addition to anything of value to which the Executive is already entitled.

(iv)                              The Executive has been advised to consult an attorney before signing this Agreement.

(v)                                 The Executive has been granted fifty-seven (57) days after the Resignation Date to decide whether or not to sign this Agreement.  If the Executive executes this Agreement prior to the expiration of such period, he does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the fifty-seven (57) day period.

(vi)                              The Executive has the right to revoke this general release within seven (7) days of signing this Agreement.  In the event this general release is revoked, this Agreement will be null and void in its entirety, and the Executive will not receive the benefits of this Agreement.

If the Executive wishes to revoke this agreement, he must deliver written notice stating that intent to revoke, in accordance with the notice provisions of Section 17 of this Agreement, on or before 5:00 p.m. on the seventh (7th) day after the date on which the Executive signs this Agreement.

7.                                       The Company’s Release of Claims. The Company on behalf of itself and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present directors, officers, executives, attorneys, agents and representatives, and executive benefit plans in which the Executive is or has been a participant by virtue of his employment with the Company (collectively, the “Company Releasors”), hereby agrees to release and forever discharge the Executive and his executors, heirs, administrators, representatives and assigns, from any and all Claims which the Company Releasors have or may have had against the Executive based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the Resignation Date, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever the Executive’s employment by the Company or the separation thereof.  Notwithstanding the generality of the foregoing, nothing herein shall release or discharge any Claim by the Company against the Executive, or the right of the Company to bring any action, legal or otherwise, against the Executive for:

(i)                                     The Company’s rights under the Indemnification Agreement between Company and Executive;

(ii)                               Claims for breach of this Separation Agreement;

(iii)                            Claims resulting from any acts of intentional misconduct or deliberate recklessness (including, but not limited to, fraud, embezzlement, misappropriation, or other malfeasance);

(iv)                            Claims for contribution and/or indemnity that may be asserted in the securities class action filed in the United States District Court for the Northern District of California on July 22, 2009, currently entitled In re ACCURAY INC. SECURITIES LITIGATION, Case No. 4:09-cv-03362-CW; and

(v)                               Claims for contribution and/or indemnity that may arise out of or involve Executive’s conduct as described in the shareholder derivative actions such as: Israni, Case No. 1-09-CV-149157; Christopher Borelli, Civil Action No. 09-5655; Eric Bachinski, Case Number: 5:2009cv05655; or similar action that may be filed.

8.                                       Waiver of Rights Under California Civil Code Section 1542.  The Company Releasors and the Executive acknowledge that they have been advised of and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Being aware of said code section, the Company Releasors and the Executive hereby expressly waive any rights they may have thereunder, as well as under any other statutes or common law principles of similar effect; provided, however, that such waiver is not intended to affect claims no released and/or expressly preserved herein.

9.                                       Nondisparagement.  The Executive agrees that neither he nor anyone acting by, through, under or in concert with him shall disparage or otherwise communicate negative statements or opinions about the Company, its Board members, officers, executives or business.  The Company agrees that neither its Board members nor executive officers shall disparage or otherwise communicate negative statements or opinions about the Executive.

10.                                 Restrictive Covenants.  The Executive acknowledges his continuing obligations, pursuant to Section 9(a), (b) and (d) of the Employment Agreement.

11.                                 Cooperation.

(a)                                  Cooperation by the Executive.  The Executive agrees to give reasonable cooperation, at the Company’s request, in any pending or future litigation or arbitration brought against the Company and in any investigation that the Company or any government entity may conduct.  The Company shall reimburse the Executive for all out of pocket expenses reasonably incurred by him in compliance with this Section 11(a).  For his part, Executive agrees to submit a reimbursement for such out of pocket expenses within thirty (30) days after they have been incurred.  In the event the Executive chooses to retain separate counsel pursuant to Section 4(e)

of the Indemnification Agreement, such counsel shall act in good faith to cooperate reasonably with counsel for the Company to ensure that it performs no work unnecessarily duplicative of the work performed by counsel for the Company.

(b)                                 Cooperation by the Company.  Within thirty (30) days of execution of this Agreement, the Company shall provide to the Executive a copy of all D&O insurance policies covering claims reflected by the consolidated securities class actions filed in the United States District Court for the Northern District of California on July 22, 2009, currently entitled In re ACCURAY INC. SECURITIES LITIGATION Case No. 4:09-cv-03362-CW, and the shareholder derivative action filed in Santa Clara County Superior Court on August 5, 2009, currently entitled Israni v. Thomson, Case No. 1-09-CV-149157 (collectively, the “Securities Litigation”).  In the event the Executive chooses to retain separate counsel in connection with the Securities Litigation or any governmental investigation or proceeding involving the matters alleged in the Securities Litigation pursuant to Section 4(e) of the Indemnification Agreement, the Company shall make available to such counsel all (i) documents produced by the Company to any plaintiff in the Securities Litigation and/or to any governmental entity conducting such an or proceeding and (ii) transcripts of testimony and witness statements obtained regarding the matters at issue in the Securities Litigation containing any mention of the Executive.

12.                                 Executive’s Representations and Warranties.  The Executive represents and warrants that:

(a)                                  He has been paid all wages owed to him by the Company, including all accrued, unused vacation and/or paid time off, as of the date of execution of this Agreement;

(b)                                 As of the date of execution of this Agreement, he has not sustained any injuries for which he might be entitled to compensation pursuant to California’s Workers Compensation law;

(c)                                  The Executive has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will he do so in the future, except as specifically allowed by this Agreement.

13.                                 Confidential Information; Return of Company Property.

(a)                                  The Executive hereby expressly confirms his continuing obligations to the Company pursuant to Section 9(a) of the Employment Agreement, and pursuant to the Employee Invention Assignment and Confidentiality Agreement executed by the Executive, a copy of which is attached as Exhibit B and incorporated herein by reference.

(b)                                 The Executive shall deliver to the Company within five days of the Resignation Date, all originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company and its customers’, business plans, marketing strategies, products, processes or business of any kind, and all originals and copies of documents that contain proprietary information or trade secrets of the Company that are in the possession or control of the Executive or his agents or representatives.

(c)                                  The Executive shall return to the Company within five days of the Resignation Date all equipment of the Company in his possession or control.

14.                                 Taxes.  To the extent any taxes may be payable by the Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, the Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments.

15.                                 In the Event of a Claimed Breach.  All controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved by final and binding arbitration before a single neutral arbitrator in San Jose, California, in accordance with the applicable dispute resolution rules of the Judicial Arbitration and Mediation Service (“JAMS”). The arbitration shall be commenced by filing a demand for arbitration with JAMS within 60 (sixty) days after the filing party has given notice of such breach to the other party.  The arbitrator shall have authority to award the prevailing party attorneys’ fees and expert fees, if any.  Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them under Sections 13(a) and (b) hereof, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law.  Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Sections 13(a) and (b) of this Agreement, neither of the parties hereto shall raise the defense that there is an adequate remedy at law.

16.                                 Choice of Law.  This Agreement shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

17.                                 Notices.  All notices, demands or other communications regarding this Agreement shall be in writing and shall be sufficiently given if either personally delivered or sent by facsimile or overnight courier, addressed as follows:

(a)                                  If to the Company:

Accuray Incorporated

Attn:  Darren J. Milliken, General Counsel

1310 Chesapeake Terrace

Sunnyvale, CA  94089

Phone:  408-716-4600

Fax:  408-716-4747

(b)                                 If to the Executive:

Wade Hampton

1501 Caldwells Creek Drive

Colleyville, TX 76034

18.                                 Severability.  Except as otherwise specified below, should any portion of this Agreement be found void or unenforceable for any reason by a court of competent jurisdiction, the parties intend that such provision be limited or modified so as to make it enforceable, and if such provision cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect.  If any portion of this Agreement is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters.  This paragraph shall not operate, however, to sever the Executive’s obligation to provide the binding release to all entities intended to be released hereunder.

19.                                 Understanding and Authority.  The parties understand and agree that all terms of this Agreement are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided.

20.                                 Integration Clause.  This Agreement, the Employment Agreement, and the Employee Invention Assignment and Confidentiality Agreement contain the entire agreement of the parties with regard to the matters referenced herein and supersede any prior agreements as to such matters. This Agreement may not be changed or modified, in whole or in part, except by an instrument in writing signed by the Executive and the Chief Executive Officer of the Company.   The Indemnification Agreement between the Company and the Executive shall not be affected by the existence of this Agreement, including this Section 20 hereof, and shall remain in full force and effect.

21.                                 Execution in Counterparts.  This Agreement may be executed in counterparts with the same force and effectiveness as though executed in a single document.

22.                                 Section 409A of the Code.

(a)                                  The payments and benefits under this Agreement are intended to be exempt from the application of Section 409A of the Code.  To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury Regulations and other interpretive guidance issued thereunder.  Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any such compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance, the Company may, with the Executive’s prior written consent, adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

(b)                                 Notwithstanding anything to the contrary in this Agreement, no payment or benefits, including without limitation the amount payable under Section 3 hereof, shall be paid to the Executive during the six (6) month period following the Executive’s Separation from Service if the Company determines that paying such amount at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amount is delayed as a result of the previous sentence, then on the first business day following the end of such six (6) month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.

(c)                                  To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A and the six (6) month delay requirement under 409A(a)(2)(B)(i) of the Code to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A of the Code.

(d)                                 To the extent that any reimbursements or corresponding in-kind benefits provided to the Executive under this Agreement, including, without limitation under Section 2 or Section 11 hereof, are deemed to constitute compensation to the Executive, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred.  The amount of any such payments or expense reimbursements in one year shall not affect the expenses or in-kind benefits eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

The parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all parties.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.

WADE HAMPTON		ACCURAY INCORPORATED

/s/ Wade Hampton		/s/ Euan Thomson
Wade Hampton		Euan Thomson
Title: Chief Executive Officer

Date	12/5/09	Date	12/11/09